Exhibit 23.2

Letterhead of Goldman Parks Kurland Mohidin LLP, Certified Public Accountants and Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 12, 2009 relating to the financial statements and effectiveness of internal control over financial reporting of AgFeed Industries, Inc. (the “Company”) which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as amended by Amendment No. 1. we also consent to the reference to us under the heading "Experts" in this Registration Statement.

/s/ Goldman Parks Kurland Mohidin LLP
Goldman Parks Kurland Mohidin LLP
Encino, California
May 21, 2009